UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: May 15, 2009

Exact Name of Registrant as Specified in Its Charter	Commission File Number	I.R.S. Employer Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 96813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662—Hawaiian Electric Industries, Inc. (HEI)

(808) 543-7771—Hawaiian Electric Company, Inc. (HECO)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The following is an update to the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Most recent rate requests—HECO, 2009 test year rate case,” which is incorporated herein by reference to pages 58-59 of HEI’s and HECO’s Form 10-Q for the quarter ended March 31, 2009:

On May 15, 2009, HECO, the Consumer Advocate and the Department of Defense (the parties) executed and filed an agreement on most of the issues in HECO’s 2009 test year rate case proceeding. The agreement is subject to approval by the Public Utilities Commission of the State of Hawaii (PUC), which may accept or reject the agreement in part or in full. If the PUC does not accept the material terms of the agreement, any (and all) of the parties may withdraw from the agreement and pursue their respective positions in the proceeding without prejudice.

If the settlement agreement is approved by the PUC, the interim increase based on the agreement would amount to $79.8 million annually, or a 6.2% increase. The settlement agreement represents a negotiated compromise of the parties’ respective positions and is approximately 18% lower than HECO’s original request for a $97 million increase in revenues. For purposes of the interim decision only, the parties agreed upon a return on average common equity of 10.50%. The settlement agreement reflects the average rate base treatment for the Campbell Industrial Park combustion turbine No. 1 (CIP CT-1) rather than HECO’s proposal for a step increase based on the annualized net cost of CIP CT-1. As part of the settlement, the parties also agreed that the PUC should allow HECO to establish a revenue balancing account, which would remove the linkage between electric revenues and kilowatthour sales, to be effective on the date of the interim decision and order. If approved, the revenue balancing account provides a mechanism to adjust revenues (increases/decreases) subsequent to the interim decision for the differences (shortages/overages) between the actual revenues and the revenues determined in the interim decision.

The remaining issues among the parties impacting the amount of the increase for the proceeding relate to the appropriate test year expense amount for informational advertising, and the appropriate return on common equity for the test year. HECO believes its test year estimate for informational advertising and a return on average common equity of 11%, assuming the approval of a revenue adjustment mechanism, is reasonable. If HECO prevails on the remaining issues, the additional annual revenue increase would be approximately $7 million. The procedural order in the proceeding includes an interim decision by July 2, 2009, and an evidentiary hearing on the remaining issues in August 2009.

On May 19, 2009, based on the understandings reached in the settlement agreement, HECO submitted its statement of probable entitlement, requesting an interim increase of $79.8 million, based on an 8.45% return on average rate base of $1.253 billion.

Management cannot predict or provide any assurances concerning the timing or amount of any interim increase in, or the ultimate outcome of, HECO’s 2009 test year rate case proceeding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC. (Registrant)	HAWAIIAN ELECTRIC COMPANY, INC. (Registrant)

/s/ Curtis Y. Harada	/s/ Tayne S. Y. Sekimura
Curtis Y. Harada Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer of HEI) Date: May 21, 2009	Tayne S. Y. Sekimura Senior Vice President, Finance and Administration (Principal Financial Officer of HECO) Date: May 21, 2009

2